EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective the __ day of __ , 2012 (the “Effective Date”)

BETWEEN:

FLINT ENERGY SERVICES LTD.,
a body corporate incorporated under the laws of Alberta
(the “Corporation”)

- and -

WILLIAM JOHN LINGARD,
an individual residing in Calgary, Alberta
(the “Executive”)

(each, a “Party” and collectively, the “Parties”)

RECITALS:

A.	The Executive is employed by the Corporation.

B.	Commencing on the Effective Date, the Parties wish to enter into this Agreement to govern the future terms and conditions of the Executive’s employment with the Corporation.

NOW, THEREFORE, for good and valuable consideration, including the terms, conditions and covenants hereinafter set forth, the sufficiency of which is hereby acknowledged by the Parties, the Corporation and the Executive agree as follows:

1.	DEFINITIONS

1.1	In this Agreement, the following terms shall have the following meanings:

(a)	“Agreement” means this Executive Employment Agreement;

(b)	“Act” means the Business Corporations Act (Alberta);

(c)
“Affiliated” has the meaning set forth in the Act, and “Affiliate” means one of two or more Affiliated bodies corporate, including any subsidiary, parent, division, affiliate, predecessor or successor of the Corporation as at the date in question;

(d)	“Base Salary” has the meaning set forth in Section 5.2 of this Agreement;

(e)	“Benefits” has the meaning set forth in Section 7.1 of this Agreement;

(f)	“Board” means the Board of Directors of the Corporation;

(g)	“Bonus Payment” has the meaning set forth in Section 6.2 of this Agreement;

(h)
“Business” means the business carried on by the Corporation or any of its Affiliates at the time in question, including the provision of midstream production services to the oil and gas industry and various other industries, which midstream production services include oil and gas production services, facility infrastructure, fabrication and installation services, oil and gas transportation systems installation services, safety services and all related or ancillary services;

i

(i)	“Business Day” means any day other than a Saturday, a Sunday or a day that is a statutory holiday in Alberta;

(j)	“Cause” has the meaning set forth in Section 11.1 of this Agreement;

(k)
“Company Property” includes all equipment, automobiles, credit cards, keys, books, literature, reports, materials, tools, devices, records, files, data, tapes, computer programs, diskettes, manuals, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications and any other documents and property belonging to the Corporation or any of its Affiliates;

(l)	“Confidential Information” has the meaning set forth in Section 13.1 of this Agreement;

(m)
“Discretion” means sole, absolute and unfettered discretion and, when used in reference to the giving of consent, means that the consent may be arbitrarily and unreasonably withheld, conditioned or delayed;

(n)	“Effective Date” means the date of this Agreement;

(o)	“Executive Group” has the meaning set forth in Section 18.1 of this Agreement;

(p)	“Executive’s Notice Period” has the meaning set forth in Section 11.5 of this Agreement;

(q)
“Good Reason” means, without the Executive’s prior written consent, a reduction in the Base Salary by the Corporation which is not cured by the Corporation within 10 Business Days of the Executive providing written notice to the Corporation of such Good Reason, such written notice to be provided by the Executive to the Corporation within 5 Business Days of the occurrence of the event constituting Good Reason.  If the Executive fails to deliver such notice within such time, there will be no Good Reason;

(r)	“Intellectual Property” has the meaning set forth in Section 14.1 of this Agreement;

(s)	“Non-Competition Period” has the meaning set forth in Section 16.1 of this Agreement;

(t)	“Notice” has the meaning set forth in Section 20.1 of this Agreement;

(u)	“Party” means either of the Corporation or the Executive and “Parties” means both of them;

(v)	“Policies” means the policies, procedures and rules established by the Corporation from time to time;

(w)	“Prior Materials” has the meaning set forth in Section 14.4 of this Agreement;

(x)	“Said Sections” has the meaning set forth in Section 18.1 of this Agreement;

(y)	“Separation Package” has the meaning set forth in Section 11.2 of this Agreement;

(z)	“Term” has the meaning set forth in Section 3.1 of this Agreement; and

(aa)	“Termination Date” means the last day worked by the Executive hereunder.

2.	EMPLOYMENT OF EXECUTIVE

2.1
The Corporation hereby employs the Executive as its Division President on the terms and conditions set forth herein, and the Executive hereby accepts such employment on such terms and conditions. The relationship between the parties is that of employer and employee.

3.	TERM OF AGREEMENT

3.1
This Agreement and the Executive’s employment hereunder shall come into effect on the Effective Date and shall thereafter continue in force indefinitely unless earlier terminated by the Corporation or the Executive as provided for elsewhere herein (the “Term”).

4.	DUTIES OF EXECUTIVE

4.1
The Executive acknowledges and agrees that the effective performance of his employment duties requires the highest level of integrity and the Corporation’s complete confidence in the Executive’s relationship with other employees of the Corporation and all of its Affiliates and with all persons dealt with by the Executive in the course of his employment hereunder. The Executive shall at all times conduct himself in a professional, businesslike manner.  The Executive is a fiduciary of the Corporation.

4.2	The Executive shall, during the Term:

(a)	report to the Chief Executive Officer or his designate and act consistently with the directions and Policies established from time to time by the Board;

(b)
perform the duties and responsibilities of Division President, including all those duties and responsibilities customarily performed by persons holding the same or equivalent positions in corporations of a size similar to that of the Corporation, in businesses similar to the Business, in Canada or the United States, as well as such other related duties and responsibilities as may be assigned to the Executive by the Chief Executive Officer or his designate from time to time, acting reasonably, provided such other related duties and responsibilities are consistent with the Executive’s duties as Division President;

(c)
accept such other or further office or offices to which the Executive may be elected or appointed by the Board (including to an Affiliate of the Corporation) in addition to that of Division President of the Corporation, provided the duties and responsibilities associated with such office or offices shall be consistent with the duties provided for in Section 4.2(b);

(d)
devote the whole of his working time, attention, efforts and skill to the performance of his employment duties and responsibilities as set forth herein, and truly and faithfully serve the best interests of the Corporation (or an Affiliate of the Corporation, as the case may be) at all times. In particular, but without limiting the generality of the foregoing, the Executive shall not engage in any personal activities or any employment, consulting work, trade or other business activity on his own account or on behalf of any other person, nor shall he invest in or be a shareholder of any other business or person that directly or indirectly competes, conflicts or interferes with the Business or the performance of the Executive’s duties under this Agreement in any way. Notwithstanding the foregoing, it shall not be a violation of this Section 4.2(d) for the Executive to have other business interests that do not directly or indirectly conflict with the Corporation’s affairs or the Executive’s ability to fulfill his duties to the Corporation hereunder (the Executive agreeing to bring to the attention of the Board any potential conflicts of interest), or for the Executive to engage in a voluntary activity or other public service that does not interfere with the Executive’s duties under this Agreement;

(e)
perform the Executive’s duties primarily from the Corporation’s offices in Calgary, Alberta, or such other geographic location in Canada or the United States as the Corporation and the Executive may agree, both acting reasonably, subject to the Corporation providing the Executive with reasonable advance notice of the relocation, taking into consideration the Executive’s personal circumstances, and further subject to the Corporation paying all reasonable relocation expenses of the Executive and making such adjustments to the Base Salary and Benefits as the Corporation determines, acting reasonably, are required so as to allow the Executive to maintain his standard of living following the relocation; and

(f)
conform to all lawful instructions and directions given to him by the Chief Executive Officer or his designate, and comply with and carry out the Policies, existing as at the Effective Date, and as may be modified or added to from time to time, provided that any modified or additional Policies do not materially alter the rights and obligations under this Agreement.

4.3
The Executive acknowledges and agrees that his hours of work will vary and may be irregular and will be those hours required to meet the objectives of his employment hereunder. The Executive agrees, therefore, to work over the hours defined in applicable employment or labour standards legislation.

5.	BASE SALARY AND REIMBURSABLE EXPENSES

5.1
As compensation for the services to be rendered by the Executive hereunder and in consideration for the covenants provided by the Executive hereunder, the Corporation hereby agrees to provide the remuneration and benefits set forth herein.

5.2
The Corporation shall, during the Term, pay the Executive a salary of $600,000.00 per annum, which amount will be reviewed by the Board from time to time and may be increased (but not decreased) in its Discretion (the “Base Salary”). The Base Salary, less required statutory deductions, shall be payable in equal semi-monthly installments in arrears on the 15th and the last day of each calendar month.

5.3
The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses necessarily and actually incurred in the performance of his employment duties hereunder, in accordance with the Policies. Subject to the Policies, all reimbursement of expenses shall be conditional on the Executive submitting to the Corporation an itemized written account and all required vouchers, bills and receipts within a reasonable period of time after the expenses have been incurred, and the Corporation approving the expenses in accordance with the Policies.

5.4
The Corporation shall be entitled to withhold and remit to the appropriate taxing authorities any amounts required by law to be withheld from payments made to the Executive. The Corporation shall also be entitled to deduct and set-off from any payment due to the Executive at any time amounts owed to the Corporation by the Executive and the Executive consents to such deductions or set-offs.

6.	BONUS PAYMENT

6.1	The Corporation has established an incentive compensation program.

6.2
The Executive shall be entitled to receive an annual bonus payment (the “Bonus Payment”) calculated in accordance with the terms and conditions of the Corporation’s incentive compensation program, as amended from time to time in the Corporation’s Discretion, with a target of 100% of Base Salary.

7.	BENEFITS

7.1
The Executive shall be eligible to participate in the benefit plans of the Corporation as they exist from time to time (the “Benefits”), in accordance with the terms of such Benefits. The Executive acknowledges and agrees that, notwithstanding anything else herein, the Corporation may reasonably revise the terms of the Benefits.

7.2	The Executive shall be entitled to receive a car allowance of $950 per month, which amount will be reviewed by the Board from time to time and may be increased in its Discretion.

8.	VACATION

8.1
The Executive shall be entitled to paid vacation of 30 days per year, prorated for partial years, which shall, subject to section 8.2, be taken in such a manner and at such times as the Executive and the Corporation agree, both acting reasonably.

8.2
Vacation entitlement shall be calculated by reference to the calendar year. If at the end of any calendar year the Executive has taken less vacation than the entitlement for that year, the Executive may carry a maximum of 10 days of such balance (the remainder being forever forfeited) to the following calendar year, provided such carried forward vacation entitlement must be used in such following year or forever forfeited; provided, however, that in no event shall the Executive receive less than his minimum statutory vacation entitlement under applicable employment standards legislation.

9.	TAXES

9.1	The Executive is responsible for the payment of all personal taxes on the Base Salary, Bonus Payments and Benefits.

10.	ILLNESS AND OTHER CONDITIONS

10.1
If, in the opinion of the Corporation, acting reasonably, the Executive becomes unable to perform his duties or functions under this Agreement due to illness or disability, the Corporation may appoint another person or persons to undertake such performance on an interim basis on such terms as the Corporation determines, acting in its Discretion and subject to applicable law.

10.2
Where the Executive is unable to perform the duties hereunder as a result of the illness or disability of the Executive for not more than 119 consecutive days (subject to Section 10.3), the Corporation shall continue to pay the Base Salary, Bonus Payment and the Benefits. If the Executive is unable to perform the duties hereunder as a result of the illness or disability of the Executive for more than 119 consecutive days (subject to Section 10.3), the Corporation shall not be required to pay the Base Salary, Bonus Payment or Benefits commencing on the 120th day for so long as the Executive is unable to perform the duties hereunder, but this Agreement shall, subject always to Section 11.4, continue in effect and the Executive may, if he is entitled pursuant to the Benefits, apply for short-term or long-term disability benefits.

10.3
If the Executive becomes ill or disabled, then ceases to be ill or disabled before 119 consecutive days have passed, and then becomes disabled again within three (3) weeks due to the same or related illness or injury (as determined in accordance with the long-term disability insurance policy), the period of 119 consecutive days set out in Section 10.2 shall be extended by the number of days during which the Executive ceased to be ill or disabled, and the period of less than three (3) weeks during which the Executive ceased to be ill or disabled shall not be counted when determining the number of consecutive days of illness or disability.

11.	TERMINATION

11.1
The Corporation may terminate this Agreement and the Executive’s employment hereunder at any time, without notice, pay in lieu of notice or any form of severance or termination pay, whether under this Agreement, statute, common law or otherwise, for Cause. “Cause” means any reason that would entitle the Corporation to terminate the Executive’s employment without notice or payment in lieu of notice at common law or under the provisions of any applicable law or regulation.

11.2
The Corporation may terminate this Agreement and the Executive’s employment hereunder at any time and for any reason, without Cause, on written notice to the Executive, in which case the Corporation shall, subject to Section 11.7, pay to the Executive a separation package (the “Separation Package”), in a lump sum, equal to 12 months of Base Salary, less required statutory deductions, such Separation Package to be payable forthwith upon termination without any requirement or deduction for mitigation, or as otherwise requested by the Executive so as to maximize any reduction in income tax payable thereon as permitted by the Income Tax Act (Canada) and agreed to by the Corporation, both the Executive and the Corporation acting reasonably.

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11.3	The Executive acknowledges and agrees that the making of payment pursuant to Section 11.2 shall not prevent the Corporation from alleging Cause for termination.

11.4	If the Executive suffers a mental or physical disability resulting in the Executive

(a)	being unable to substantially fulfill his employment obligations hereunder for 119 consecutive days or for 135 days (whether consecutive or not) in any consecutive 24-month period; or

(b)	being declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs,

the Corporation may terminate this Agreement and the Executive’s employment hereunder by providing at least 30 days’ prior written notice to the Executive, following which the Corporation shall have no further obligation to the Executive, except that the Executive shall continue to be entitled to such insurance benefits as may be provided under any short term or long term disability insurance plan, and to any benefit or entitlement arising from any pension plan of the Corporation (subject always to the terms of such plans).

11.5
The Executive may terminate this Agreement and his employment hereunder by providing 90 days’ prior written notice to the Corporation (the “Executive’s Notice Period”). The Executive acknowledges and agrees that the Corporation may, in its Discretion, waive all or any part of the Executive’s Notice Period and thereby terminate the Executive’s employment hereunder at any time during the Executive’s Notice Period by paying the Executive a lump sum equivalent to the Base Salary to which the Executive is then entitled prorated for the balance of the Executive’s Notice Period that remains outstanding as at the date on which the Corporation so exercises such waiver, subject to applicable law. For greater certainty, the Executive acknowledges and agrees that if the Corporation so exercises such waiver, the period for which the Corporation will be obligated to provide the said lump sum payment shall not exceed the outstanding balance of the Executive’s Notice Period, regardless of whether the Executive voluntarily elects to provide the Corporation with a period of notice longer than the Executive’s Notice Period.

11.6
Notwithstanding Section 11.5, the Executive may resign his employment hereunder immediately for Good Reason, in which case the Executive shall be entitled to the Separation Package, subject to Section 11.7.

11.7	Payment of the Separation Package set forth in Section 11.2:

(a)
shall represent full and final settlement of any and all claims of the Executive against the Corporation and all of the Affiliates of the Corporation arising out of or in any way connected to the Executive’s employment hereunder and the termination of such employment, whether such claims arise at law (including under employment standards legislation and in respect of the common law regarding wrongful termination), in equity or otherwise, provided that if the minimum statutory requirements as at the Termination Date provide for any right or benefit in excess of that provided for in such Section 11.2, such statutory requirements will replace the payments set forth in such Section 11.2; and

(b)	shall be subject to:

(i)
the Executive having executed a release and indemnity in favour of the Corporation and all of the Affiliates of the Corporation, in a form acceptable to the Corporation and the Executive, both acting reasonably;

(ii)
the Executive having complied with his obligations pursuant to Sections 13.8, 14.7 and 15.1, including having executed the statutory declarations required pursuant to such Sections, each in a form acceptable to the Corporation, acting reasonably;

(iii)	the Executive having tendered his resignation from all positions he may hold as officer or director of the Corporation and any Affiliate of the Corporation; and

(iv)	the Corporation making all withholdings required by law.

11.8	This Agreement and the Executive’s employment hereunder shall automatically terminate on the death of the Executive.

12.           EFFECT OF TERMINATION

12.1	Notwithstanding any other term or provision of this Agreement, the Executive shall, on termination of his employment hereunder for any reason:

(a)
be paid the Base Salary and Benefits earned up to and including the Termination. Date, and be reimbursed for expenses incurred prior to the Termination Date pursuant to Section 5.3, all in accordance with this Agreement; and

(b)
immediately resign all offices held (including directorships) in the Corporation and any Affiliate of the Corporation, failing which the Corporation is hereby irrevocably authorized to appoint some person in the Executive’s name and on his behalf to sign any documents and do any things necessary to give effect to the foregoing.

12.2
The Parties agree that because there can be no exact measure of the damages that would be suffered by the Executive as a result of the Corporation terminating the Executive’s employment hereunder, the Separation Package provided for in Section 11.2 shall be deemed to constitute liquidated damages and not a penalty.

12.3
The Executive shall, if requested by the Corporation, reasonably cooperate in and assist with the transfer of his duties and responsibilities to a replacement on the termination of his employment hereunder.

12.4	Except as otherwise expressly provided for herein, all Benefits, plans and insurance coverages shall cease effective on the Termination Date.

13.	CONFIDENTIAL INFORMATION

13.1
“Confidential Information” means all information relating to the Business, in whatever form or medium, disclosed directly or indirectly by the Corporation or an Affiliate of the Corporation to the Executive or otherwise acquired by the Executive in the course of his employment with the Corporation other than information that (a)  the Corporation advises in writing is not considered Confidential Information; (b) at the time of disclosure is in the public domain through no fault of the Executive; or (c) the Executive can prove was in his possession at the time of disclosure and was not acquired directly or indirectly from the Corporation or an Affiliate of the Corporation or from any third party under any confidentiality obligation to the Corporation or an Affiliate of the Corporation. Without limiting the generality of the foregoing, subject to any disclosure requirements of any regulatory authority having jurisdiction, the terms of this Agreement (but not the fact of its existence) shall be considered Confidential Information and are proprietary and confidential to the Corporation. The Executive may disclose the terms of this Agreement to his spouse, provided his spouse agrees to maintain the confidentiality of the terms of this Agreement in the manner required by this Section 13.1.

13.2
The Executive acknowledges and agrees that all Confidential Information disclosed to him will be so disclosed exclusively for the purpose of permitting him to carry out his employment duties hereunder; that the Executive shall acquire no right, title or interest in any of the Confidential Information by virtue of such disclosure; and that all Confidential Information is and shall remain the exclusive property of the Corporation or an Affiliate of the Corporation, as the case may be.

13.3	The Executive shall use the Confidential Information only to carry out his employment duties hereunder, and may disclose the Confidential Information only:

(a)	to those persons who need to know the Confidential Information and who agree to keep confidential the Confidential Information on terms substantially the same as are set forth in this Article 13;

(b)	to his legal advisors, provided such advisors agree to maintain the confidentiality of the Confidential Information in the manner required by this Article; and

(c)
as required to be disclosed under applicable law, securities exchange rules or policies of regulatory authorities having jurisdiction, as advised by the Corporation’s legal advisors, provided that, in such instance, the disclosure shall be subject to Section 13.6.

13.4
Except as hereinbefore provided, the Executive shall ensure the Confidential Information is not disclosed by the Executive to any person without the prior written consent of the Corporation, acting reasonably.

13.5
The Executive’s efforts to prevent disclosure of the Confidential Information shall in no event be less than those he would be reasonably expected to take to prevent disclosure of his own confidential information of like significance.

13.6
If the Executive is required to disclose the Confidential Information or any part thereof as provided for in Section 13.3(c), he shall notify the Corporation promptly on being made aware of the requirement and, in any event, prior to disclosure, so the Corporation may seek such protective order or other remedy as it deems appropriate, acting in its Discretion. If a protective order or other appropriate remedy is obtained, the Executive will disclose the Confidential Information only as required by such protective order or remedy. If no protective order or other appropriate remedy is obtained, the Executive shall disclose only that portion of the Confidential Information that he is advised by the Corporation’s legal advisors is legally required to be disclosed, and shall exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information so disclosed.

13.7	The Executive shall advise the Corporation forthwith of any unauthorized disclosure or use of any Confidential Information of which he becomes aware.

13.8
Forthwith on the termination of this Agreement for any reason, the Executive shall return the Confidential Information to the Corporation and erase or otherwise destroy all copies of the Confidential Information in his possession or within his power or control. The Executive shall, at the time of the return of the Confidential Information, provide the Corporation with a statutory declaration attesting he has complied with the foregoing requirements.

14.	INTELLECTUAL PROPERTY

14.1
“Intellectual Property” means all intellectual property conceived, originated or prepared by the Executive in the course of his employment with the Corporation and for a reasonable period of time thereafter, whether in tangible or intangible form, and all copies thereof; in any form whatsoever, and all rights, title and interest therein and thereto developed, acquired, or of which knowledge is acquired by the Executive, either alone or in conjunction with any other person (including the Corporation and any one or more Affiliates of the Corporation), in connection with, or in any way related to, the course of his employment hereunder.

14.2
Nothing contained herein expressly or impliedly grants to the Executive any right, title or license in any of the Intellectual Property other than that necessary, on a temporary basis, for him to carry out his employment duties hereunder. The Corporation is and shall be and remain the sole owner of the Intellectual Property, holding all rights, title and interest therein and thereto. To the extent the Executive holds or obtains any rights, title or interest in or to the Intellectual Property, the Executive hereby irrevocably assigns such to the Corporation. The Executive hereby waives all moral rights in any copyright works authored or co-authored by the Executive that are produced in the course of his employment hereunder.

14.3
The filing and prosecution of all patent, industrial design, trade mark, copyright and other like applications arising in connection with the Intellectual Property shall be solely under the control and at the expense of the Corporation, and all such applications, as well as all registrations resulting therefrom, shall be solely and exclusively the property of the Corporation. The Executive shall provide, both during the Term and for a reasonable period of time thereafter, all necessary information, materials and assistance to enable the Corporation to proceed with the filing and prosecution of such applications. Without restricting the generality of the foregoing, the Executive shall execute all documents required to effect the legal and beneficial transfer of the Intellectual Property to the Corporation, and to waive any and all moral rights therein and thereto.

14.4
Nothing in this Agreement affects the ownership of specific materials, data, specifications, methods and software of the Executive that existed prior to the execution of the Original Agreement and that are used by the Executive in the course of his employment hereunder (“Prior Materials”), provided the Prior Materials are clearly and specifically identified as such prior to or concurrent with the execution of this Agreement. The Corporation shall have a royalty free, fully paid-up, world wide, perpetual, irrevocable, unrestricted, non-exclusive right and license to use any Prior Materials during the Term.

14.5
The Executive shall promptly give notice to the Corporation of any Intellectual Property in connection with which a suit for infringement could reasonably be brought. Following the giving of such notice to the Corporation, the Executive shall not use any such Intellectual Property without the prior written consent of the Corporation, acting in its Discretion.

14.6
The Executive shall not attack, nor shall he directly or indirectly assist any other person in attacking, the validity of any of the Intellectual Property. The Executive shall assist the Corporation in all intellectual property proceedings and litigation, whether before tribunals, boards, judicial authorities or courts.

14.7
Forthwith on the termination of this Agreement for any reason, the Executive shall return the Intellectual Property to the Corporation and erase or otherwise destroy all copies of the Intellectual Property in his possession or within his power or control. The Executive shall, at the time of the return of the Intellectual Property, provide the Corporation with a statutory declaration attesting that he has complied with the foregoing requirements.

15.	COMPANY PROPERTY

15.1
The Executive acknowledges and agrees that he may already be in possession of or may in the future acquire Company Property pursuant to his employment with the Corporation, and that the Company Property is and shall remain the sole and exclusive property of the Corporation or an Affiliate of the Corporation, as the case may be. On the termination of this Agreement for any reason, the Executive shall promptly return to the Corporation or the Affiliate of the Corporation, as the case may be, in good condition, all Company Property and all copies or reproductions thereof that have come into the Executive’s possession or control. The Executive shall, at the time of return of the Company Property, provide the Corporation with a statutory declaration attesting that he has complied with the foregoing requirements.

16.	NON-COMPETITION

16.1
The Executive acknowledges and agrees that in performing the duties and responsibilities of his employment hereunder, he shall occupy a position of high fiduciary trust and confidence, pursuant to which he shall develop and acquire wide experience and knowledge with respect to all aspects of the Business and the manner in which such is conducted. It is the express intent and agreement of the Executive and the Corporation that such experience and knowledge shall be used solely and exclusively in furtherance of the Business and not in any manner detrimental to the Corporation or any Affiliate of the Corporation. The Executive agrees, therefore, that for as long as he is employed hereunder and for a period of one year following the termination of this Agreement and the Executive’s employment for whatever reason (the “Non-Competition Period”), he shall not be engaged in, either directly or indirectly, in any manner, including as officer, director, shareholder, owner, partner, member, joint venturer, employee, independent contractor, consultant, advisor or sales representative, any practice, business or enterprise that competes, directly or indirectly, with the Business in any jurisdiction in which the Business is conducted or proposed to be conducted as at the Termination Date.

17.	NON-DISCLOSURE AND NON-SOLICITATION

17.1
The Executive acknowledges and agrees that for as long as he is employed hereunder, he shall not solicit, initiate or encourage proposals or offers from, or provide information concerning the Corporation or any Affiliate of the Corporation to, any person in connection with or relating to any acquisition of all or any material part of the Corporation’s or any Affiliate’s assets or issued and outstanding shares, or any amalgamation, merger, arrangement, take-over bid, reorganization, re-capitalization, liquidation, winding-up or other business combination or similar transaction involving the Corporation or any Affiliate of the Corporation, without in each case obtaining the prior written consent of the Board, except that this provision shall not apply to the sale by the Executive of any shares of the Corporation owned by him.

17.2
The Executive acknowledges and agrees that he will acquire Confidential Information and other sensitive information pursuant to his employment hereunder that would cause irreparable harm to the Corporation or the Affiliates of the Corporation if disclosed to a competitor or used for competitive purposes. Accordingly, the Executive agrees that neither he nor any employee or agent of the Executive shall, during the Term and for a period of two years from the Termination Date, in any jurisdiction in which the Corporation carries on the Business as at the Termination Date:

(a)
solicit, entice or attempt to solicit or entice, either directly or indirectly, any customer or prospective customer of the Corporation or any one or more of the Affiliates of the Corporation as at the Termination Date or within the 24-month period prior thereto to become a customer of any business or enterprise that competes with the Business; or

(b)
solicit, entice, or attempt to solicit or entice, either directly or indirectly, any employee or contractor of the Corporation or any Affiliate of the Corporation as at the Termination Date to become employed or retained by or connected with any other business or enterprise.

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18.	REMEDIES

18.1
The Executive acknowledges and agrees that the Corporation and the Affiliates of the Corporation will suffer irreparable harm if the Executive breaches any of his obligations under Articles  13, 14, 15, 16 and 17 (the “Said Sections”), and that monetary damages would be impossible to quantify and, in any event, inadequate to compensate the Corporation and the Affiliates of the Corporation for such a breach. Accordingly, the Executive agrees that, in the event of a breach or a threatened breach by the Executive, or by any or all of his partners, employees, servants, agents, representatives or other persons directly or indirectly acting for, on behalf of, or with, the Executive (individually and collectively, the “Executive Group”), of any of the provisions of the Said Sections, the Corporation and the Affiliates of the Corporation shall be entitled to obtain, in addition to any other rights, remedies or damages available to them at law, in equity or otherwise, an interim, interlocutory and/or permanent injunction and/or specific performance, without having to prove actual damages or post bond, in order to prevent or restrain such breach or threatened breach by the Executive Group.

18.2	The Executive acknowledges and agrees that:

(a)
the obligations set forth in the Said Sections do not in any way mitigate or reduce the fiduciary or common law obligations of the Executive to the Corporation with respect to the Confidential Information, the Intellectual Property, the Company Property, non-competition, non-disclosure or non-solicitation;

(b)	all restrictions contained in the Said Sections are reasonable and valid; and

(c)
if, notwithstanding Section 18.2(b), a court of competent jurisdiction finally determines that the temporal or geographical scope of any one or more of the restrictions set forth in the Said Sections is unreasonable, the restrictions set forth in the Said Sections shall be reduced as to term or geographical scope or both or otherwise to the extent determined by the Corporation, in its Discretion, so that the Said Sections are enforceable at law, with the unenforceable portion of the Said Sections being deemed to be severed from the balance of the Said Sections.

18.3
Notwithstanding anything else herein, the Executive acknowledges and agrees that if he violates any of his covenants or agreements hereunder, the Corporation shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits that the Executive directly or indirectly shall have realized or may realize relating to, arising from or connected with any such violations. This remedy shall be in addition to and not in limitation of any injunctive relief or other right or remedy to which the Corporation is or may be entitled at law, in equity or otherwise.

19.	INDEMNIFICATION

19.1
Subject to the requirements of the Act, the Corporation shall indemnify and save harmless the Executive from and against any personal liability he incurs as a result of performing his employment duties pursuant hereto, provided he acted honestly and in good faith with a view to the best interests of the Corporation (or an Affiliate of the Corporation, as the case may be) and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing his conduct was lawful, other than any liability:

(a)	the Corporation is prohibited by law from assuming; or

(b)	of the Executive to the Corporation or any Affiliate of the Corporation arising from this Agreement or the Executive’s employment hereunder.

19.2
The foregoing shall not be deemed exclusive of any other rights to which the Executive may be entitled pursuant to the articles or by-laws of the Corporation, any valid and lawful agreement, any vote of members or disinterested directors, or otherwise, both as to action in his official capacity and action in any other capacity while employed hereunder, provided the total indemnity to the Executive shall in no event exceed his total cost or liability.

19.3
The Executive shall indemnify, defend and hold harmless the Corporation, all Affiliates of the Corporation and their respective directors, officers, agents, employees, independent contractors, advisors, Affiliates, successors and assigns and those for whom it is or they or any of them are responsible at law against and in respect of any and all claims, charges, taxes, penalties or demands that may be made by the Canada Revenue Agency or other governing authority requiring the Corporation or any Affiliate of the Corporation, to make payment in respect of taxes payable by the Executive in excess of the taxes withheld by the Corporation or any Affiliate of the Corporation.

19.4
The Corporation shall purchase and maintain directors and officers liability insurance for the period of the Executive’s employment and for that period of time equal to the Non- Competition Period (as defined in Section 16.1) following the termination of the Executive’s employment, which insurance shall be for the benefit of the Executive with respect to any liability incurred by the Executive in his capacity as an employee or officer of the Corporation, except where the liability relates to the Executive’s failure to act honestly and in good faith with a view to the best interests of the Corporation, and provided that such insurance can be obtained by the Corporation on reasonable terms and for reasonable premiums.

20.	NOTICE

20.1
Any notice or other communication required or permitted to be made under this Agreement (“Notice”) shall be in writing and shall be deemed to have been properly made if delivered personally or by prepaid courier, or sent by registered mail, fax or other electronic means, addressed to the appropriate party as follows:

(a)	if to the Corporation:

Flint Energy Services Ltd.
Attention: Sean James

700, 300-5th Avenue S.W.
Calgary, Alberta
T2P 3C4
Canada

Tel:           (403) 218-7157
E-mail:                       JSean@flintenergy.com

(b)	if to the Executive:

William John Lingard

Office: 700, 300 - 5th Avenue S.W. Calgary, Alberta T2P 3C4
Home: 40 Sterling Springs Crescent S.W. Calgary, Alberta T3Z 3J6
Home Phone: (403) 547-4609
Office Phone: (403) 218-7188
Email: blingard@flintenergy.com

20.2
Every Notice shall be deemed to have been given and received on the date of delivery if delivered personally, on the next Business Day following transmission if sent by fax or other electronic means, and on the fifth Business Day following the registered mailing thereof; provided that if there shall be, prior to the deemed receipt of a Notice, a mail strike or other labour dispute that might affect the delivery of such Notice by the mail, then such Notice shall only be effective if delivered personally, or by fax or other electronic means.

20.3
Either Party may change its address for notice by sending notice of the change of address to the other Party in the manner set forth above. Neither Party shall prevent, hinder or delay, or attempt to prevent, hinder or delay the service on that Party of a Notice.

21.	GENERAL

21.1
Entire Agreement and Modifications. The Parties confirm and agree that this Agreement (including the recitals hereto) constitutes the entire and complete agreement between them, superseding and replacing all previous written and all previous, present and future oral communications, negotiations, representations, understandings and agreements between the Parties with respect to the subject matter hereof. This Agreement may not be modified except by agreement of both Parties in writing.

21.2
Governing Law. This Agreement and all modifications hereto shall, in all respects, be subject to and interpreted, construed and enforced in accordance with the laws of the province of Alberta and the laws of Canada applicable therein. Each Party attorns to and accepts the exclusive jurisdiction of the courts of Alberta for all purposes.

21.3	Headings. Headings of the Sections hereof are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

21.4
Extended Meanings. Words importing the singular number include the plural and vice versa, words importing the masculine gender include the feminine and neutral genders, the term “including” means “including, without limitation,” and the terms “include” and “includes” have similar meanings, all as the context may require. “Person” includes an individual, partnership, association, company, body corporate, syndicate, society, trust, trustee, executor, administrator and legal representative. Words such as “hereunder”, “hereto” and “herein” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or part thereof. All references to legislation are to such legislation as amended or substituted from time to time. The word “dollar” and the symbol “$” indicate Canadian currency.

21.5
Time of Day and Time. Except as otherwise expressly set forth herein, references to time of day or date mean the local time or date in Alberta. Time is of the essence to the performance of the Parties’ obligations under this Agreement.

21.6
Severability. Should any provision of this Agreement be finally determined by a court of competent jurisdiction to be illegal, void or otherwise unenforceable, such provision shall be severed from the rest of this Agreement, and the rest of this Agreement shall remain in full force and effect and be binding on the Parties as though such provision had never been included.

21.7
Waiver. No delay or omission by either Party to exercise any right, remedy or power occurring on any non-compliance or default by the other Party with respect to any of the terms or conditions of this Agreement shall impair any such right, remedy or power or be construed to be a waiver thereof. The terms and conditions of this Agreement may be waived only in writing and only by the Party entitled to the benefit of the terms or conditions being waived. A waiver by either Party of a breach of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained, whether or not similar.

21.8
Remedies Cumulative. All rights and remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu or limitation of any other rights or remedies available to either Party at law, in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of the remainder or of any other right or remedy to which that Party may be entitled.

21.9	Assignment. The Parties shall not assign this Agreement without the written consent of the other Party.

21.10
Further Assurances. Each Party shall, from time to time and at all times, promptly do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to perform and carry out the terms of this Agreement.

21.11
Survival. Any term, condition or provision hereof that requires fulfilment or performance, or that is, by its nature, applicable after the termination or expiry of this Agreement and the employment relationship created hereby, including Articles 1, 5, 9, 11, 12, 13, 14, 15, 16, 17, 18, 19, and 21, shall survive such termination or expiry and remain in full force and effect. The termination of any provision of this Agreement shall not excuse a prior breach of that provision.

21.12	Enurement. This Agreement shall enure to the benefit of and be binding on the Parties and their respective successors and assigns.

21.13
Facsimile; Counterparts. This Agreement may be executed originally or by facsimile and may be executed in counterparts, each of which when so executed shall be deemed to be an original and both of which shall together constitute one and the same instrument, which shall be sufficiently evidenced by either such original counterpart.

IN WITNESS WHEREOF the Parties acknowledge and agree they have read and understand the terms of this Agreement and have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect on the Effective Date.

FLINT ENERGY SERVICES LTD.

Per:
Name
Title

SIGNED, SEALED & DELIVERED in
the presence of:

Witness	WILLIAM JOHN LINGARD

Witness